Exhibit 10(s)-2

First Amendment
To
LG&E Energy Corp. Supplemental Executive Retirement Plan

WHEREAS, E.ON U.S. LLC (formerly known as LG&E Energy Corp.) (the “Sponsor”) previously adopted and maintains the LG&E Energy Corp. Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, Section 6.1 of the Plan provides that the Company may amend the Plan; and

WHEREAS, the Board of Directors adopted resolution to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended effective January 1, 2009 as follows:

This amended Plan is intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder and shall be implemented and administered in a manner consistent therewith. Prior to January 1, 2009, the Plan was administered in good faith compliance with Section 409A of the Code and guidance issued thereunder, including actions permitted by transition relief provided in Notices 2005-1, 2006-79 and 2007-86 and proposed and final regulations published under Section 409A of the Code.

1. Article 1 shall be deleted and replaced in its entirety to read as follows:

“ARTICLE 1 - DEFINITIONS

Section 1.1              DEFINITIONS

As used herein, the capitalized words shall have the meanings specified in E.ON U.S. LLC Retirement Plan as it exists on the date of the adoption of this amended (hereinafter referred to as the “Qualified Plan”), except as specifically set forth herein.

Section 10.1      Affiliated Company means any corporation which is a member of a controlled group of corporations of which the Company is a member, or any unincorporated trade or business which is under the common control of or with the Company, which are required to be aggregated with the Company under Section 414(b) or 414(c) of the Code, without substitution of a lower percentage for 80% in applying Section 1563(a)(1), (2) and (3) of the Code as permitted in Section 1.409A-1(h)(3) of the Regulations with regard to whether or not a Participant experiences a Separation from Service.

Section 1.2        Average Monthly Compensation shall mean the average of Compensation as determined for any thirty-six (36) consecutive months preceding the

Member becoming Totally and Permanently Disabled or the Member’s Early or Normal Retirement Date that yield the highest average. If the Member has fewer than 36 months of continuous employment, his Monthly Compensation shall be the average of Compensation for all consecutive months of continuous employment.

Section 1.3             Board of Directors means the Board of Directors of E.ON U.S. LLC.

Section 1.4             Committee means the Benefit Committee appointed pursuant to Article 6 of the Qualified Plan.

Section 1.5             Company means E.ON U.S. LLC, a Kentucky limited liability company with principal offices located at Louisville, Kentucky.

Section 1.6             Compensation means the Employee’s total cash compensation (base salary plus short term incentive pay) prior to any deferrals under any qualified or non- qualified deferred compensation plan. Effective on the date of the merger between KU Energy Corporation and LG&E Energy a Transferred Participant’s Compensation means the Employee’s base compensation for the months prior to said date which are included in Average Monthly Compensation.

Section 1.7             Early Retirement Date means, in the case of a Member who has been credited with at least five (5) years of Service and whose age is at least fifty (50), the first day of the month coincident with or otherwise immediately following the later of the date the Member shall experience a Separation from Service or the date the Member reaches age fifty-five (55). Prior to December 31, 2008, as permitted under Section 409A, a Member may select the first day of any later month as his Early Retirement Date.

Section 1.8             Effective Date means May 1, 1987. The effective date of this amended and restated Plan is January 1, 1998.

Section 1.9             Employee means any person who is an officer in the regular full-time employ of the Company or a Participating Company, as determined by the personnel rules and practices of the Company or Participating Company.

Section 1.10           Employer means E.ON U.S. LLC and any Affiliate.

Section 1.11           Identification Date means the date determined by the Benefits Committee in accordance with Section 1.409A-1(i)(3) of the Regulations which is the last day of the twelve (12) month period for determination of Key Employees. Unless otherwise designated, the Identification Date shall be December 31. Furthermore, for purposes hereof, during any twelve (12) month period preceding an Identification Date, no more than 50 employees of all members of the controlled group consisting of the Company and all Affiliated Companies, or if less, the greater of three individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

Section 1.12           Key Employee means a “key employee” of the Company as described in section 416(i)(1)(A)(i), (ii) of the Code (without regard to Section 416(i)(5) of the

Code) (generally, an officer having annual compensation of more than $160,000 (in 2009), as adjusted; a 5% owner; or a 1% owner having annual compensation of more than $150,000), determined at any time during the twelve (12) month period ending on the Identification Date. A Member who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve (12) month period beginning on January 1 (or such other date designated as set forth herein) immediately following such Identification Date. For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties. Generally, the term “officer” means an administrative executive who is in regular and continued service. An Eligible Employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder. Similarly, an eligible employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose.

Section 1.13           Member means any Employee who has satisfied the requirements for membership set forth in Section 2.1 and has been designated as such in the human resources system.

Section 1.14           Normal Retirement Date means the first day of the month coincident with or otherwise immediately following the Member’s sixty-fifth (65th) birthday.

Section 1.15           Participating Company means any Affiliate of the Company listed in Appendix A.

Section 1.16           Plan means the E.ON U.S. LLC Supplemental Executive Retirement Plan.

Section 1.17           Plan Year means the twelve (12) month period beginning on the first day of May and ending on the last day of April in the following calendar year.

Section 1.18           Separation from Service means the Member’s “separation from service” with the Company and its Affiliates within the meaning of Code Section 409A(a)(2)(A)(i) and applicable regulations and other guidance thereunder.

Section 1.19           Service means the number of years of Service (as such term is defined in the Qualified Plan).

Section 1.20           Totally and Permanently Disabled shall mean a Member’s inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of twelve (12) months or more. For purposes hereof, a Member will be deemed to be subject to a disability if the Member is determined to be totally disabled by the Social Security Administration.

Section 1.21           Transferred Participant means a participant who was formerly employed by KU Energy Corporation or its subsidiaries.

2. Article 3 shall be deleted and replaced in its entirety to read as follows:

“RETIREMENT BENEFITS

Section 3.1             Benefits at Normal Retirement

Upon Separation from Service at or after his Normal Retirement Date, a Member shall be entitled to retire and to receive a monthly retirement income in an amount equal to sixty- four percent (64%) of his Average Monthly Compensation, less (a) one hundred percent (100%) of his qualified retirement benefit payable at age sixty-five (65) as a straight life annuity under the Qualified Plans (without regard to any assignment of benefits under a qualified domestic relations order), (b) one hundred percent (100%) of his Primary Social Security Benefit payable at age sixty-five (65) under the Social Security law in effect at the beginning of the Plan Year in which occurs the earlier of his Normal Retirement Date or date of Separation from Service for any reason, (c) one hundred percent (100%) of any matching contribution or other Employer contribution made on behalf of the Member under a qualified defined contribution plan sponsored by the Employer (provided the defined contribution plan sponsored by the Employer was the Member’s primary retirement vehicle) and (d) effective on the date of the merger of KU Energy Corporation and LG&E Energy Corp., but prior to January 1, 2005, the benefit provided under Article 12 of the LG&E Corp. Nonqualified Savings Plan by converting the lump sum value of the account established under that Article 12 to a life annuity payable at age sixty-five (65) using a six percent (6%) interest rate and the 1983 Group Annuity Mortality Table for the post-age sixty-five (65) time period only, (e) one hundred percent (100%) of his qualified retirement benefit payable at age sixty-five (65) as a straight life annuity under any qualified defined benefit plan or defined contribution plan (provided such qualified defined contribution plan was the employer’s primary vehicle for retirement security) sponsored by an employer by whom the Member was employed at any time prior to the date such Member became employed by the Company (without regard to any assignment of benefits under a qualified domestic relations order). The conversion of the Member’s account balance(s) at date of termination from his prior employer or accrued benefit under any such qualified defined benefit or defined contribution plan to a straight life annuity, payable on or after the Normal Retirement Date, shall be based on the adjustment factors set forth in the E.ON U.S. LLC Retirement Plan (including the factors set forth in Article VI of such Plan to convert an account balance). The Member’s benefit determined under the preceding provisions of this Section shall be multiplied by a fraction not to exceed one (1), the numerator of which is the Member’s years of Service at his Normal Retirement Date, and the denominator of which is fifteen (15).

Section 3.2 Forms of Payment

The normal form of benefit payment (to which the formula indicated in Section 3.1 applies) shall be a straight life annuity.

Prior to the Member’s benefit commencement date, he may elect to receive his benefit in the form of an actuarially equivalent (based on the factors set forth in Section 3.1) joint and fifty percent (50%) survivor annuity, which shall provide a reduced monthly benefit payable for the life of the Member and continued thereafter in an amount fifty percent (50%) as large to a beneficiary designated in writing by the Member.

Section 3.3             Benefits at Early Retirement

Prior to December 31, 2008 a Member may elect to retire as of an Early Retirement Date. Provided that such Member is vested in a benefit hereunder, such benefit shall be paid pursuant to such election or as otherwise provided in the case of death or the Member becoming Totally and Permanently Disabled. Vesting of a benefit is conditioned upon attainment of age fifty (50) and Service of five (5) years. Commencing at his Early Retirement Date, such Member shall be entitled to receive a monthly retirement income calculated under the formula in Section 3.1 with the numerator of the fraction to be the Member’s years of Service at his Early Retirement Date. In applying the formula, the retirement benefit payable under the Qualified Plan will be the benefit payable at age sixty-five (65), based on Average Monthly Compensation and Service to the Member’s Early Retirement Date. The Social Security benefit will be the benefit payable at age sixty-five (65) based on the Employee’s earnings to his Early Retirement Date. The benefit payable under any other qualified or nonqualified plan(s), as referenced in Section 3.1, will be the benefit payable at age sixty-five (65). After December 31, 2008, a Member who has met the vesting requirements specified above and who does not have a valid Early Retirement Date election on file as of December 31, 2008, shall automatically commence payments at the later of (i) attainment of age fifty-five (55), or (ii) the Member’s Separation from Service. The amount so determined under this Section 3.3 shall be reduced in accordance with the following factors to reflect the Member’s age at the date his benefits commence:

Age at	Percentage of
Commencement	Benefit Payable

62 – 65	100%
61	96%
60	92%
59	86%
58	80%
57	74%
56	68%
55	62%

A Member who has a Separation from Service prior to satisfying the vesting requirements above, but was previously a Member of the E.ON U.S. LLC Non-Officer Senior Management Pension Restoration Plan, shall become eligible for the benefit, if any, payable under its terms and conditions.

Section 3.4             Disability Benefits

In the event a Member who has completed five (5) or more years of Service becomes Totally and Permanently Disabled before reaching age sixty-five (65), he shall be entitled to a deferred benefit beginning at, but not prior to, his attainment of age 65 computed in accordance with Section 3.1 but based on the assumptions that his Compensation in effect at date of disability continued without change and that the Member continued to earn Service to his attainment of age 65. A Member who accrues benefits pursuant to this Section 3.4 and returns to active employment with as Employer, shall nevertheless commence benefits at age sixty-five (65).

Section 3.5             Pre-retirement Death Benefit

A.             Eligibility: If a Member whose age is at least fifty (50) and who has been credited with five (5) years or more of Service or a Member who has been fully vested pursuant to Section 12.2, dies after September 2, 1998 but prior to commencing benefits under Section 3.1, Section 3.3 or Section 3.4 herein, then the Member’s Beneficiary shall be entitled to a pre-retirement death benefit, pursuant to this Section.

B.              Amount of Benefit: The Pre-retirement Death Benefit shall equal fifty percent (50%) of the Member’s accrued benefit calculated in accordance with Section 3.1 at the time of the Member’s death or if later when the Member would have attained age 55.

C.              Form of Distribution. The Pre-retirement Death Benefit shall be payable as a monthly annuity over the life expectancy of the Beneficiary.

D.            Section 3.6             Required Delays in Commencement

Notwithstanding anything in this Article 3 to the contrary, distributions must be consistent with the provisions of Section 409A of the Internal Revenue Code and related Treasury Regulations. To the extent required by Section 409A a distribution made because of Separation from Service to a Participant who is a Key Employee as of the date of his Separation from Service shall not occur before the date which is six (6) months after the Separation from Service. For this purpose, a Participant who is a Key Employee on anIdentification Date shall be treated as Key Employee for the twelve (12) month period beginning on the January 1 immediately following such Identification Date. The Benefits Committee may designate another date for commencement of this twelve (12) month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Affiliated Company.”

3. Section 6.2 shall be deleted and replaced in its entirety to read as follows:

“6.2 Plan Obligations

In the event the Company terminates the Plan, no action will be taken to terminate any benefit payments to a Member or beneficiary that are in pay status. For those Members who are not receiving benefit payments at the time of Plan termination, the Company shall determine the value of the retirement benefit accrued to the date of termination and shall at that time determine the timing, subject the provisions of this Plan and the requirements of Section 409A, for providing such benefit to the Member or his beneficiary. In the event of Plan termination, all Members shall become fully vested in all benefits accrued to the date of Plan termination.4. Article 13 shall be deleted and replaced in its entirety to read as follows:

“Article 13 Claims Procedure

13.1.       Filing of Claim. Any Member or Beneficiary under the Plan (“Claimant”) may file a written claim for a Plan benefit with the Administrator or with a person named by the Administrator to receive claims under the Plan. The claim must be filed no later than sixty (60) days after the latest date for payment of the benefit under the terms of the Plan;

13.2.       Denial of Claim; Notice and Information to Claimants. In the event of a denial or limitation of any benefit or payment due to or requested by any Claimant, Claimant shall be given a written notification containing specific reasons for the denial or limitation of his or her benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of benefits is based. In addition, it shall contain a description of any additional materials or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review. This written notification shall be given to a Claimant within sixty (60) days after receipt of his or her claim by the Administrator;

13.3.       Right of Review. In the event of a denial or limitation of benefits, the Claimant or his or her duly authorized representative shall be permitted to review pertinent documents and to submit to the Administrator issues and comments in writing. In addition, the Claimant or his or her duly authorized representative may make a written request for a full and fair review of his or her claim and its denial by the Administrator, provided, however, that such written request must be received by the Administrator (or its delegate to receive such requests) within sixty (60) days after receipt by the Claimant of written notification of the denial or limitation of the claim; and

13.4.       Decision on Review. A decision shall be rendered by the Administrator within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the Claimant (prior to the expiration of the initial sixty-day period), for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred twenty (120) days after the receipt of such request for review. Any decision by the Administrator shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

13.5.     Time of Payment. In the event a claim is upheld, the Participant’s or Beneficiary’s benefit shall be paid no later than the last day of the calendar year in which the decision to uphold the claim is made.”

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment by the Board of Directors, this instrument is executed this 19th of December, 2008 but effective as of the dates indicated above.

E.ON U.S. LLC

/s/ Paula H. Pottinger